United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 23, 2014

Home BancShares, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	000-51904	71-0682831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (501) 328-4770

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Home BancShares, Inc. ("Home" or the "Registrant") hereby furnishes its October 23, 2014 press release announcing the completion of its acquisition of Broward Financial Holdings, Inc. ("BFHI") and its bank subsidiary, Broward Bank of Commerce ("Broward"). A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01. Other Events.

On October 23, 2014, Home, parent company of Centennial Bank ("Centennial"), completed its acquisition of BFHI, parent company of Broward, pursuant to a previously announced definitive agreement and plan of merger whereby a wholly-owned acquisition subsidiary ("Acquisition Sub II") of Home merged with and into BFHI, resulting in BFHI becoming a wholly-owned subsidiary of Home. Immediately thereafter, Broward was merged into Centennial. Under the terms of the Agreement and Plan of Merger dated July 30, 2014 by and among Home, Centennial, BFHI, Broward and Acquisition Sub II (the "Merger Agreement"), Home will issue approximately 1,021,000 shares of its common stock valued at approximately $29,754,001 as of October 23, 2014, plus approximately $3,306,000 in cash in exchange for all outstanding shares of BFHI common stock. Home has also agreed to pay the BFHI shareholders at an undetermined date up to approximately $751,000 in additional consideration. The amount and timing of the additional payment, if any, will depend on future payments received or losses incurred by Centennial from certain current Broward loans.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1 Agreement and Plan of Merger, dated as of July 30, 2014, by and among Home BancShares, Inc., Centennial Bank, Broward Financial Holdings, Inc., Broward Bank of Commerce and HOMB Acquisition Sub II, Inc. (incorporated by reference to Exhibit 2.1 to Home BancShares, Inc.'s Current Report on Form 8-K, filed on July 31, 2014).

99.1 Press Release: Home BancShares, Inc. Announces Completion of the Acquisition of Broward Financial Holdings, Inc.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc. (Registrant)
October 23, 2014 (Date)	/s/ BRIAN DAVIS Brian Davis Chief Accounting Officer